Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Trade Street Residential, Inc. (the “Company”) of our report dated January 23, 2013 relating to the Statement of Revenues and Certain Expenses of Terrace at River Oaks for the year ended December 31, 2010 appearing in the Company’s Prospectus (File No. 333-185936) filed with the Securities and Exchange Commission on May 14, 2013. We also consent to all references to our firm included in this Registration Statement.

/s/ Mallah Furman

Miami, Florida

May 15, 2013